UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2021

_________________

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34170 (Commission File Number)	91-1600822 (IRS Employer Identification No.)

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (425) 936-6847

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MVIS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 8, 2021 (the “Effective Date”), MicroVision, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Sumit Sharma employing Mr. Sharma as the Company’s Chief Executive Officer for a period of three years commencing as of the Effective Date (the “Term”). The Agreement includes the following compensation-related terms and conditions:

Base Salary. The Agreement provides for an annual base salary of $300,000, payable in accordance with the payroll practices of the Company for its executives and subject to annual review by the Company’s board of directors or a committee thereof. No decrease may be made to Mr. Sharma’s base salary without his prior written consent.

Bonus Compensation. In consideration for the Incentive RSU Award described below, the Agreement provides that Mr. Sharma will not be eligible for an annual bonus opportunity during the Term under any bonus or other annual incentive plan of the Company.

Long Term Incentives. The Agreement provides that Mr. Sharma will be entitled to a special equity award to be granted in the form of restricted stock units (“RSUs”) under the Company’s 2020 Equity Incentive Plan (the “Incentive RSU Award”). Under the Incentive RSU Award, Mr. Sharma will be granted 300,000 RSUs as soon as reasonably practicable following the Effective Date, and he then will be entitled to receive subsequent grants of 300,000 RSUs on an annual basis in each of April 2022, April 2023 and April 2024, provided that he remains employed by the Company. Each grant of RSUs under the Incentive RSU Award will be fully vested on its respective date of grant. In the event that a Change of Control (as defined in the Agreement) occurs while Mr. Sharma remains employed by the Company and prior to the time when any portion of the Incentive RSU Award remains ungranted to him, the ungranted portion of the Incentive RSU Award will be granted as a single fully vested award to Mr. Sharma sufficiently in advance of the closing of the Change of Control such that he can participate in the transaction as a shareholder with respect to the shares of stock underlying such award.

The Agreement further provides that other than the Incentive RSU Award, Mr. Sharma will not be entitled to receive any other equity-based award of the Company that is subject solely to a time-based vesting requirement. Mr. Sharma will remain entitled to receive equity-based awards of the Company that are subject to performance-based vesting conditions.

Severance. Under the Agreement, if the Company terminates Mr. Sharma’s employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” (each as defined in the Agreement) prior to the end of the Term, in addition to receiving earned but unpaid pay and unreimbursed business expenses, Mr. Sharma is entitled to receive continued base salary for a period of 12 months and reimbursement for the Company’s portion of group medical, dental and vision insurance premiums during the salary continuation period, subject to possible early termination if Mr. Sharma and his dependents are no longer entitled to such coverage under COBRA or Company plans.

If a Change of Control (as defined in the Agreement) occurs and the Company terminates Mr. Sharma’s employment other than for “cause” during the Term and within two (2) years following such Change of Control, then, in lieu of the severance payments described above, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the Change of Control. In addition, the Company will pay the full cost of Mr. Sharma’s continued participation in the Company’s group health and dental plans for one year or, if less, for so long as he remains entitled to continue such participation under applicable law. Mr. Sharma is not entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits would be reduced if and to the extent the reduction is more favorable to Mr. Sharma on an after-tax basis. Severance and other benefits are conditioned on Mr. Sharma delivering an effective release of claims in favor of the Company within the timeframe specified in the Agreement.

Other. Under the Agreement, Mr. Sharma agreed to post-employment undertakings regarding non-solicitation and non-competition for 24 months and confidentiality with respect to the Company’s confidential information; severance and other benefits are conditioned on compliance with these covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By: /s/ Kevin D. Wills

Kevin D. Wills
Corporate Secretary

Date: April 13, 2021